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Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of AmeriPath, Inc. for the registration of $275,000,000 principal amount of 10 1/2% Senior Subordinated Notes Due 2013 and to the inclusion of our report dated February 13, 2003 (except for Notes 3 and 28, as to which the date is April 23, 2003), with respect to the consolidated financial statements of AmeriPath, Inc. included therein for the year ended December 31, 2002.

/s/ Ernst & Young LLP

West Palm Beach, FL
May 29, 2003

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Consent of Independent Auditors